Exhibit 99.1

ALLIANCE RESOURCE PARTNERS, L.P.

Record Coal Sales Volumes and Pricing Lead to Record Quarterly Revenues, Up 37.0%, Increased EBITDA, Up 64.0%, and Net Income, Up 100.9%; Quarterly Cash Distribution Increased 2.5% to $0.83 Per Unit

TULSA, OKLAHOMA, October 27, 2010 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record financial results for the quarter ended September 30, 2010 (the “2010 Quarter”). Strong increases in both coal sales volumes and average realized pricing drove revenues in the 2010 Quarter to a record $410.4 million, an increase of 37.0% compared to the quarter ended September 30, 2009 (the “2009 Quarter”). ARLP also posted significant growth in the 2010 Quarter for EBITDA, which increased 64.0% to $119.4 million; net income, which climbed 100.9% to $73.2 million; and net income per basic and diluted partner unit, which jumped 160.0% to $1.48. (For a discussion of our net income presentation and a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release).

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the 2010 Quarter to $0.83 per unit (an annualized rate of $3.32 per unit), payable on November 12, 2010 to all unitholders of record as of the close of trading on November 5, 2010. The announced distribution represents a 9.2% increase over the cash distribution of $0.76 per unit for the 2009 Quarter and a 2.5% increase over the cash distribution of $0.81 per unit for the second quarter of 2010 (the “Sequential Quarter”).

“Strong operating and financial performance through the first nine months has kept ARLP firmly on track to deliver our tenth consecutive year of record results in 2010,” said Joseph W. Craft III, President and Chief Executive Officer. “Looking ahead, we remain encouraged by opportunities for growth beyond 2010. Ongoing discussions with customers seeking long-term supply commitments at attractive prices are positive indicators of future market strength. ARLP also has clear visibility to future production growth as development of the new Tunnel Ridge mine remains on schedule to begin longwall production in late 2011. Our consistently strong performance and future growth potential allowed our Board of Directors to again provide an attractive increase in quarterly distributions to ARLP’s unitholders.”

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Consolidated Financial Results

Three Months Ended September 30, 2010 Compared to Three Months Ended September 30, 2009

Record revenues in the 2010 Quarter were driven primarily by increased coal sales volumes and higher average coal price realizations due to ARLP’s strong coal sales contract position. Increased tons sold from the River View and Mettiki mines pushed coal sales volumes in the 2010 Quarter to a record 7.7 million tons, an increase of 24.2% over the 6.2 million tons sold in the 2009 Quarter. Primarily reflecting improved pricing under ARLP’s coal sales contracts, average coal sales prices in the 2010 Quarter rose 13.4% to a record $51.68 per ton sold.

Production volumes rose 13.0% in the 2010 Quarter to 7.1 million tons, compared to 6.3 million tons in the 2009 Quarter, primarily as a result of increased coal production at the River View mine. Higher operating expenses in the 2010 Quarter were primarily related to the continued ramp up of production at our River View mine since commencement of initial production operations in August 2009. Increased coal production and sales volumes at River View and our Mettiki mine particularly impacted materials and supplies expenses, sales-related expenses and labor costs during the 2010 Quarter. Higher operating expenses also reflected costs associated with incidental production at our Tunnel Ridge mine development project.

Financial results for the 2010 Quarter compared to the 2009 Quarter were also impacted by higher depreciation, depletion and amortization, which increased $9.4 million to $37.6 million primarily as a result of additional depreciation expense associated with River View. In addition, outside coal purchases jumped $5.2 million due to increased sales into the export market and general and administrative expenses rose $4.3 million primarily as a result of increased incentive compensation expense.

Nine Months Ended September 30, 2010 Compared to Nine Months Ended September 30, 2009

For the nine months ended September 30, 2010 (the “2010 Period”), ARLP reported records for all major operating and financial metrics. Led by increased production and sales volumes at River View, tons produced climbed 10.7% and tons sold jumped 19.6%, compared to the nine months ended September 30, 2009 (the “2009 Period”). Higher coal sales volumes and increased average coal sales prices, which rose $4.10 per ton sold, combined to drive revenues for the 2010 Period to a record $1.2 billion, an increase of 27.7%, compared to the 2009 Period, while EBITDA for the 2010 Period increased 42.6% to a record $367.3 million, compared to EBITDA of $257.7 million for the 2009 Period. Net income for the 2010 Period increased 55.3% to $233.7 million, or $4.86 of net income per basic and diluted limited partner unit, compared to net income of $150.4 million, or $2.85 of net income per basic and diluted limited partner unit, for the 2009 Period.

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Regional Results and Analysis

(in millions, except per ton data)	2010 Third Quarter	2009 Third Quarter	% Change Quarter / Quarter	2010 Second Quarter	% Change Sequential

Illinois Basin
Tons sold	6.276	4.925	27.4%	6.113	2.7%
Coal sales price per ton (1)	$47.67	$42.11	13.2%	$47.47	0.4%
Segment Adjusted EBITDA Expense per ton (2)	$29.51	$27.93	5.7%	$28.56	3.3%
Segment Adjusted EBITDA (2)	$114.2	$70.1	62.9%	$115.9	(1.5)%

Central Appalachia
Tons sold	0.531	0.604	(12.1)%	0.543	(2.2)%
Coal sales price per ton (1)	$78.18	$68.43	14.2%	$75.24	3.9%
Segment Adjusted EBITDA Expense per ton (2)	$62.52	$57.64	8.5%	$58.82	6.3%
Segment Adjusted EBITDA (2)	$8.3	$6.5	27.7%	$8.9	(6.7)%

Northern Appalachia
Tons sold	0.837	0.650	28.8%	0.833	0.5%
Coal sales price per ton (1)	$64.63	$50.58	27.8%	$65.87	(1.9)%
Segment Adjusted EBITDA Expense per ton (2)	$55.25	$47.18	17.1%	$49.97	10.6%
Segment Adjusted EBITDA (2)	$8.8	$3.2	175.0%	$14.1	(37.6)%

Total (3)
Tons sold	7.676	6.179	24.2%	7.489	2.5%
Coal sales price per ton (1)	$51.68	$45.58	13.4%	$51.53	0.3%
Segment Adjusted EBITDA Expense per ton (2)	$35.13	$33.21	5.8%	$33.51	4.8%
Segment Adjusted EBITDA (2)	$133.7	$82.8	61.5%	$140.6	(4.9)%

(1)	Sales price per ton is defined as total coal sales divided by total tons sold.
(2)	For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.
(3)	Total includes other, corporate and eliminations.

Increased coal sales volumes in the Illinois Basin and Northern Appalachian regions spurred ARLP to a record 7.7 million tons sold in the 2010 Quarter, compared to 6.2 million tons in the 2009 Quarter and 7.5 million tons in the Sequential Quarter. Higher Illinois Basin coal sales volumes primarily reflect expanded production at the River View mine and increased sales from coal inventories in the region offset partially by the continued limited production at our Pattiki mine. Increased sales into the higher priced export market by our Mettiki mine and continued incidental production at our Tunnel Ridge mine development project during the 2010 Quarter drove coal sales volumes in Northern Appalachia higher compared to both the 2009 and Sequential Quarters. In Central Appalachia, reduced coal production due to heightened regulatory oversight led to lower coal sales volumes in the 2010 Quarter compared to both the 2009 and Sequential Quarters. Total coal inventories fell to approximately 655,000 tons at the end of the 2010 Quarter, a decrease of approximately 403,000 tons and 422,000 tons from inventories at the end of the 2009 Quarter and the Sequential Quarter, respectively. ARLP currently expects coal inventories will continue to trend lower over the balance of this year.

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Improved contract pricing in the Illinois Basin and Central Appalachian regions drove average coal sales prices higher in the 2010 Quarter compared to both the 2009 Quarter and the Sequential Quarter. In Northern Appalachia, sales into the higher priced export markets pushed the average realized price per ton higher in the 2010 Quarter up by $14.05 per ton over the 2009 Quarter. However, realized prices were lower by $1.24 per ton compared to the Sequential Quarter as pricing in the export markets stabilized from the prior quarter and our Tunnel Ridge mine development project increased domestic coal sales of its incidental production.

Total Segment Adjusted EBITDA Expense per ton in the 2010 Quarter increased 5.8% and 4.8% compared to the 2009 and Sequential Quarter, respectively. Higher total Segment Adjusted EBITDA Expense per ton during the 2010 Quarter reflected the previously discussed increases in consolidated coal sales, coal production and operating expenses. For the 2010 Quarter, Segment Adjusted EBITDA Expense per ton in the Illinois Basin increased over both the 2009 and Sequential Quarters primarily due to the impact of ongoing production restrictions related to the failure of the vertical hoist system at the Pattiki mine and a production disruption at our Gibson mine, partially offset by increased coal sales and production from the River View mine. In Central Appalachia, the above mentioned impacts of increasingly stringent regulatory compliance requirements contributed to higher Segment Adjusted EBITDA Expense per ton in the 2010 Quarter compared to both the 2009 and Sequential Quarters. As anticipated, increased Segment Adjusted EBITDA Expense per ton in Northern Appalachia during the 2010 Quarter reflected higher costs associated with producing metallurgical quality coal and increased purchases of outside coal for sale into the export markets. Segment Adjusted EBITDA Expense per ton in Northern Appalachia was also impacted by adverse geologic conditions encountered during the 2010 Quarter at the Mountain View mine and by increased expenses related to development of the Tunnel Ridge mine as incidental coal production continued during the 2010 Quarter.

Outlook

Commenting on ARLP’s outlook Mr. Craft said, “Domestic coal markets have improved year-over-year as favorable weather patterns and industrial demand have contributed to increased electricity demand and coal consumption in 2010. Despite these improvements, faced with persistently low natural gas prices and uncertainty over economic growth in the near term, customers are taking a cautious approach toward securing additional supply in the near-term. Throughout varying market cycles we have remained focused on bringing value to our customers by providing operational flexibility, product diversity and financial stability. This focus has allowed us to secure commitments for substantially all of our 2010 production and approximately 90% of our anticipated 2011 production, providing Alliance with the foundation for continued growth during this period.”

Mr. Craft added, “Longer term we continue to see improving supply/demand dynamics in the domestic steam coal markets. U.S. economic growth in 2012 and beyond is expected to drive increased consumption of electricity, leading to increased demand for coal. On the supply side, coal inventories have declined nearly 20% below recent levels and coal production will likely remain challenged by the pressures of heightened regulatory oversight. These dynamics along with continued strength in the metallurgical export markets point toward long-term strengthening in the U.S. steam coal market, leaving Alliance well positioned to extend our track record of superior performance into the future, including growth in distributions to our unitholders.”

Based on results to date and estimates for the remainder of 2010, ARLP now anticipates coal production in a range of approximately 29.0 to 29.6 million tons and coal sales volumes in a range

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of approximately 30.2 to 31.0 million tons, essentially all of which is priced and committed. ARLP continues to anticipate 2010 revenues, excluding transportation revenues, near the upper end of its previously provided range of approximately $1.50 to $1.60 billion. In addition, ARLP is maintaining its 2010 estimated ranges for EBITDA and net income of approximately $475.0 to $515.0 million and $305.0 to $335.0 million, respectively. ARLP continues to estimate total 2010 capital expenditures, including maintenance capital expenditures, in a range of $285.0 to $325.0 million.

A conference call regarding ARLP’s 2010 Quarter financial results is scheduled for today at 11:00 a.m. Eastern. To participate in the conference call, dial (866) 356-4441 and provide pass code 55618838. International callers should dial (617) 597-5396 and provide the same pass code. Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week. To access the audio replay, dial (888) 286-8010 and provide pass code 74597120. International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users. ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the fifth largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions. ARLP operates nine mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia and is also constructing a new mining complex in West Virginia. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com. For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

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FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: increased competition in coal markets and our ability to respond to the competition; decreases in coal prices, which could adversely affect our operating results and cash flows; risks associated with the expansion of our operations and properties; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; weakness in global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from the cost or unavailability of financing due to current capital market conditions; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations, including those related to carbon dioxide emissions, and other factors; legislation, regulatory and court decisions and interpretations thereof, including issues related to climate change and miner health and safety; our productivity levels and margins that we earn on our coal sales; greater than expected increases in raw material costs; greater than expected shortage of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers? compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers? compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy, such as natural gas, nuclear energy and renewable fuels; replacement of coal reserves; a loss or reduction of benefits from certain tax credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 26, 2010 with the SEC and ARLP’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010, filed on August 9, 2010 with the SEC. Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Tons Sold	7,676	6,179	22,545	18,853
Tons Produced	7,124	6,304	21,585	19,500

SALES AND OPERATING REVENUES:
Coal sales	$396,655	$281,628	$1,146,719	$881,508
Transportation revenues	7,111	11,663	25,637	35,347
Other sales and operating revenues	6,682	6,353	19,096	15,993

Total revenues	410,448	299,644	1,191,452	932,848

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	264,388	204,840	750,357	605,693
Transportation expenses	7,111	11,663	25,637	35,347
Outside coal purchases	5,736	517	12,122	5,709
General and administrative	14,304	9,959	36,633	29,000
Depreciation, depletion and amortization	37,587	28,145	109,560	83,767

Total operating expenses	329,126	255,124	934,309	759,516

INCOME FROM OPERATIONS	81,322	44,520	257,143	173,332

Interest expense, net	(7,633)	(7,675)	(22,667)	(23,464)
Interest income	47	112	146	1,036
Other income	460	126	614	554

INCOME BEFORE INCOME TAXES	74,196	37,083	235,236	151,458
INCOME TAX EXPENSE	995	586	1,586	811

NET INCOME	73,201	36,497	233,650	150,647
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	—	(53)	—	(232)

NET INCOME ATTRIBUTABLE TO ALLIANCE RESOURCE PARTNERS, L.P. (“NET INCOME OF ARLP”)	$73,201	$36,444	$233,650	$150,415

GENERAL PARTNERS’ INTEREST IN NET INCOME OF ARLP	$18,416	$15,192	$53,415	$44,813

LIMITED PARTNERS’ INTEREST IN NET INCOME OF ARLP	$54,785	$21,252	$180,235	$105,602

BASIC AND DILUTED NET INCOME OF ARLP PER LIMITED PARTNER UNIT	$1.48	$0.57	$4.86	$2.85

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$0.81	$0.745	$2.375	$2.19

BASIC AND DILUTED WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	36,716,855	36,661,029	36,708,266	36,653,710

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$20,294	$21,556
Trade receivables	128,038	91,223
Other receivables	2,628	3,159
Due from affiliates	1,731	83
Inventories	41,125	64,357
Advance royalties	1,952	3,629
Prepaid expenses and other assets	669	8,801

Total current assets	196,437	192,808

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	1,566,865	1,378,914
Less accumulated depreciation, depletion and amortization	(642,585)	(556,370)

Total property, plant and equipment, net	924,280	822,544

OTHER ASSETS:
Advance royalties	29,532	26,802
Other long-term assets	25,857	9,246

Total other assets	55,389	36,048

TOTAL ASSETS	$1,176,106	$1,051,400

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$69,710	$62,821
Due to affiliates	433	27
Accrued taxes other than income taxes	15,368	10,777
Accrued payroll and related expenses	28,974	22,101
Accrued interest	6,543	2,918
Workers’ compensation and pneumoconiosis benefits	10,046	9,886
Current capital lease obligation	302	324
Other current liabilities	16,477	11,062
Current maturities, long-term debt	18,000	18,000

Total current liabilities	165,853	137,916

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	404,000	422,000
Pneumoconiosis benefits	35,547	34,344
Accrued pension benefit	19,127	19,696
Workers’ compensation	65,989	53,845
Asset retirement obligations	54,254	53,116
Due to affiliates	1,693	1,148
Long-term capital lease obligation	240	460
Other liabilities	9,400	7,895

Total long-term liabilities	590,250	592,504

Total liabilities	756,103	730,420

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,716,855 and 36,661,029 units outstanding, respectively	723,944	630,165
General Partners’ deficit	(289,209)	(293,153)
Accumulated other comprehensive loss	(14,732)	(17,149)

Total ARLP Partners’ Capital	420,003	319,863
Noncontrolling interest	—	1,117

Total Partners’ Capital	420,003	320,980

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$1,176,106	$1,051,400

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2010	2009

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$394,243	$238,349

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(233,773)	(251,453)
Changes in accounts payable and accrued liabilities	(6,298)	5,084
Proceeds from sale of property, plant and equipment	353	1
Purchase of marketable securities	—	(4,527)
Receipts of prior advances on Gibson rail project	1,597	1,828

Net cash used in investing activities	(238,121)	(249,067)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	95,000	—
Payments under revolving credit facilities	(95,000)	—
Payments on capital lease obligation	(242)	(261)
Payment on long-term debt	(18,000)	(18,000)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(1,265)	(791)
Cash contributions by General Partners	43	31
Distributions paid to Partners	(137,646)	(123,689)

Net cash used in financing activities	(157,110)	(142,710)

EFFECT OF CURRENCY TRANSLATION ON CASH	(274)	187

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,262)	(153,241)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	21,556	244,875

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$20,294	$91,634

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Presentation of Net Income

Consolidated net income includes earnings attributable to both ARLP and noncontrolling interests. Consolidated net income less earnings attributable to noncontrolling interest is referred to as “net income attributable to ARLP.” Unless otherwise noted, any reference to net income in this release represents net income attributable to ARLP.

Reconciliation of GAAP “Cash Flows Provided by Operating Activities” to non-GAAP “EBITDA”, Reconciliation of non-GAAP “EBITDA” to GAAP “Net Income” and “Net Income Attributable to ARLP” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization and net income attributable to noncontrolling interest. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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	Three Months Ended September 30,		Nine Months Ended September 30,		Three Months Ended June 30,	Year Ended December 31,
	2010	2009	2010	2009	2010	2010E Midpoint

Cash flows provided by operating activities	$135,376	$74,088	$394,243	$238,349	$152,221	$490,000
Non-cash compensation expense	(1,047)	(926)	(2,941)	(2,676)	(1,038)	(4,000)
Asset retirement obligations	(644)	(669)	(1,936)	(2,008)	(648)	(2,500)
Coal inventory adjustment to market	215	(261)	(819)	(891)	(1,034)	(2,000)
Loss on retirement of damaged vertical hoist equipment	—	—	(1,204)	—	(1,204)	(1,200)
Net gain (loss) on foreign currency exchange	59	—	(274)	187	(51)	(300)
Net gain (loss) on sale of property, plant and equipment	12	(72)	(58)	(117)	—	(100)
Other	(151)	(126)	(422)	(400)	(141)	(600)
Net effect of working capital changes	(23,032)	(7,392)	(43,379)	1,970	(26,967)	(14,300)
Interest expense, net	7,586	7,563	22,521	22,428	7,391	29,000
Income tax expense	995	586	1,586	811	423	1,000

EBITDA	119,369	72,791	367,317	257,653	128,952	495,000
Depreciation, depletion and amortization	(37,587)	(28,145)	(109,560)	(83,767)	(35,677)	(145,000)
Interest expense, net	(7,586)	(7,563)	(22,521)	(22,428)	(7,391)	(29,000)
Income tax expense	(995)	(586)	(1,586)	(811)	(423)	(1,000)

Net income	73,201	36,497	233,650	150,647	85,461	320,000
Net income attributable to noncontrolling interest	—	(53)	—	(232)	—	—

Net income attributable to ARLP	$73,201	$36,444	$233,650	$150,415	$85,461	$320,000

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousand, except per ton data).

Segment Adjusted EBITDA Expense per ton represents the sum of operating expenses, outside coal purchases and other income divided by tons sold. Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues. Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments. Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues. The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses. Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended September 30,		Three Months Ended June 30,
	2010	2009	2010

Operating expense	$264,388	$204,840	$246,702
Outside coal purchases	5,736	517	4,544
Other income	(460)	(126)	(304)

Segment Adjusted EBITDA Expense	$269,664	$205,231	$250,942
Divided by tons sold	7,676	6,179	7,489

Segment Adjusted EBITDA Expense per ton	$35.13	$33.21	$33.51

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Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and income attributable to noncontrolling interest.

	Three Months Ended September 30,		Three Months Ended June 30,
	2010	2009	2010

EBITDA (See reconciliation to GAAP above)	$119,369	$72,791	$128,952
General and administrative	14,304	9,959	11,628

Segment Adjusted EBITDA	$133,673	$82,750	$140,580

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